                        [LETTERHEAD OF SERV-TECH, INC.]


                               IMPORTANT REMINDER

Dear Shareholder:

         Important proxy materials relating to the special meeting of shareholders of Serv-Tech, Inc. ("Serv-Tech") to be held on Wednesday, July 30, 1997 at 10:00 a.m., Houston time, at the 25th Floor Conference Room, Texas Commerce Tower, 600 Travis Street, Houston, Texas (the "Special Meeting") were mailed to you on or about June 24, 1997.

         At the Special Meeting, Serv-Tech's shareholders will vote on a proposal to approve the Agreement and Plan of Merger dated March 5, 1997 (the "Merger Agreement") by and among Philip Services Corp. (formerly Philip Environmental Inc.), an Ontario, Canada, corporation ("Philip"), Taro Aggregates, Ltd., an Ontario, Canada, corporation and wholly-owned subsidiary of Philip ("Taro"), ST Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Taro ("Sub"), and Serv-Tech, pursuant to which Sub will be merged with and into Serv-Tech (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, Serv-Tech will become a wholly-owned subsidiary of Taro and an indirect, wholly-owned subsidiary of Philip, and holders of Serv-Tech common stock will be entitled to receive .403 shares of Philip common stock for each share of Serv-Tech common stock.

         Serv-Tech's Board of Directors has carefully considered the Merger Agreement and believes it is fair to and in the best interest of Serv-Tech and its shareholders. Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of all outstanding shares of Serv-Tech common stock. A failure to vote, either by not returning the proxy card or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

         According to our records, your proxy card has not yet been received. Regardless of the number of shares you own, it is important that your shares are represented at the Special Meeting. For the reasons set forth in the Proxy Statement/Prospectus dated June 24, 1997, the Board of Directors recommends that you vote FOR the Merger Agreement. If you recently returned your proxy, please disregard this reminder notice.

         If you have any questions about voting your shares, please do not hesitate to call our proxy solicitor, D. F. King & Co., Inc. at (800) 669-5550. We appreciate your prompt attention to this important matter.


                                                   Very truly yours,

                                                   /s/ FRANK A. PERRONE

                                                   Frank A. Perrone
                                                   Secretary